Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-80417, 333-59441, 333-53753, 333-39159, 333-02979 and 333-115014) of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Westinghouse Air Brake Technologies Corporation, Westinghouse Air Brake Technologies Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Westinghouse Air Brake Technologies Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

March 11, 2005